EXHIBIT 10.2

FORM OF RETENTION AWARD AGREEMENT

(2010 Retention Grants to Section 16 Officers and HR Director)1

This RETENTION AWARD AGREEMENT (this “Agreement”) is entered into as of August 23, 2010 by and between CenturyLink, Inc. (“CenturyLink”) and ___________________ (“Award Recipient”).

WHEREAS, pursuant to a merger agreement dated April 21, 2010 (the “Merger Agreement”), CenturyLink has agreed to acquire Qwest Communications International Inc. (the “Merger”);

WHEREAS, the Merger Agreement provides for the establishment by CenturyLink of a retention program to grant added incentives to its key employees to remain employed with CenturyLink through the completion of the Merger and during the critical integration period thereafter;

WHEREAS, at its August 23, 2010 meeting, the Compensation Committee (the “Committee”) of the Board of Directors of CenturyLink (the “Board”) approved such a retention program, under which certain key employees of CenturyLink were granted deferred cash, equity incentives, or a combination of both, with vesting of such awards dependent upon the closing of the Merger (the “Retention Program”);

WHEREAS, CenturyLink maintains the Amended and Restated 2005 Management Incentive Compensation Plan (the “Plan”) under which the Committee, or a duly authorized subcommittee thereof may, directly or indirectly, among other things, grant restricted shares of CenturyLink’s common stock, $1.00 par value per share (the “Common Stock”), to key employees of CenturyLink or its subsidiaries (collectively, the “Company”), subject to such terms, conditions, or restrictions as it may deem appropriate; and

WHEREAS, pursuant to the Retention Program and the Plan, the Committee has awarded to the Award Recipient a deferred cash award and restricted shares of Common Stock on the terms and conditions specified below;

NOW, THEREFORE, the parties agree as follows:

1.
DEFERRED CASH AWARD

1.1           Subject to the terms and conditions of this Agreement, CenturyLink hereby grants a cash award to the Award Recipient of a total of $________________ (the “Cash Award”).  One-half of the Cash Award shall vest on the date of the closing of the Merger (the “Closing Date”) and the remainder shall vest on the first anniversary of the Closing Date, provided in each case that the Award Recipient remains employed with the Company on such date.

1.2           Notwithstanding Section 1.1. above, if the Company terminates the Award Recipient’s employment without Cause prior to the vesting or forfeiture of any portion of the Cash Award under the terms and conditions of this Agreement, all unvested portions of the Cash Award shall vest in full on the date of such termination.  For purposes of this Agreement, “Cause” shall mean (a) conviction of a felony; (b) habitual intoxication during working hours; (c) habitual abuse of or addiction to a controlled dangerous substance; or (d) the willful and continued failure of the Award Recipient to perform substantially the Award Recipient’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) for a period of 10 days after a written demand for substantial performance is delivered to the Award Recipient by the Board.

1.3           Notwithstanding any other provision of this Agreement, if the Merger is not consummated under the terms of the Merger Agreement (including any permissible extensions thereof), the entirety of the Cash Award shall be forfeited.

1.4           The Cash Award is intended to be exempt from Section 409A (as such term is defined in the Plan) as a short-term deferral.  Once vested, payment of that portion of the Cash Award shall be made as soon as administratively practicable, but in no event later than 30 days following the applicable vesting date.

1 The retention award agreements differed for (i) Glen F. Post, III, who received no Cash Award, and (ii) William E. Cheek, who received his grant of Restricted Stock under the Amended and Restated CenturyLink Legacy Embarq 2008 Equity Incentive Plan.

2.
AWARD OF SHARES

2.1           Upon the terms and conditions of the Plan and this Agreement, CenturyLink as of the date of this Agreement (the “Grant Date”) hereby awards to the Award Recipient a total of ________ restricted shares of Common Stock (the “Restricted Stock”) that vest, subject to Sections 3, 4, and 5 hereof, in installments as follows:

Scheduled Vesting Date	Number of Shares
first anniversary of the Closing Date
second anniversary of the Closing Date
third anniversary of the Closing Date

2.2           Notwithstanding any other provision of this Agreement, if the Merger is not consummated under the terms of the Merger Agreement (including any permissible extensions thereof), all shares of the Restricted Stock shall be forfeited.

3.
AWARD RESTRICTIONS ON
RESTRICTED STOCK

3.1           In addition to the conditions and restrictions provided in the Plan, neither the shares of Restricted Stock nor the right to vote the Restricted Stock, to receive dividends thereon or to enjoy any other rights or interests thereunder or hereunder may be sold, assigned, donated, transferred, exchanged, pledged, hypothecated, or otherwise encumbered prior to vesting.  Subject to the restrictions on transfer provided in this Section 3.1, the Award Recipient shall be entitled to all rights of a shareholder of CenturyLink with respect to the Restricted Stock, including the right to vote the shares and the right to receive all dividends and other distributions declared thereon.

3.2           If the shares of Restricted Stock have not already vested or been forfeited under the terms of this Agreement or the Plan, all of the shares of Restricted Stock shall vest and all restrictions set forth in Section 3.1 shall lapse on the earlier of:

(a)           the date on which the employment of the Award Recipient terminates as a result of (i) death or (ii) disability within the meaning of Section 22(e)(3) of the Internal Revenue Code;

(b)           the date on which the Award Recipient retires (i) on or after attaining the age of 65 or (ii) on or after attaining the age of 55 with at least ten years of prior service with the Company, but in either case, only if such vesting and lapsing of restrictions is specifically approved by the Committee in its discretion;

(c)           the date the Company terminates the Award Recipient’s employment without Cause, as such term is defined in Section 1.2; or

(d)           unless the Committee otherwise determines in its sole discretion, the occurrence of a Change of Control of CenturyLink, as described in the Plan.

Notwithstanding the foregoing, any use of discretion by the Committee under Section 3.2(d) must be uniform with respect to the Award Recipient and all other similarly-situated key employees who received a comparable grant of Restricted Stock on the Grant Date.

4.
TERMINATION OF EMPLOYMENT

All unvested Restricted Stock shall automatically terminate and be forfeited if the employment of the Award Recipient terminates for any reason, unless and to the extent otherwise provided in Section 3.

5.
FORFEITURE OF AWARD

5.1           If, at any time during the Award Recipient’s employment by the Company or within 18 months after termination of employment, the Award Recipient engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including but not limited to: (a) conduct relating to the Award Recipient’s employment for which either criminal or civil penalties against the Award Recipient may be sought, (b) conduct or activity that results in termination of the Award Recipient’s employment for Cause, (c) violation of the Company’s policies, including, without limitation, the Company’s insider trading, ethics and compliance policies and programs, (d) participating in the public reporting of any financial or operating result that was impacted by the participant’s knowing or intentional fraudulent or illegal conduct; (e) accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, directly or indirectly soliciting or recruiting any employee of the Company who was employed at any time during the Award Recipient’s tenure with the Company, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business (a “competitor”), except for (A) any isolated, sporadic accommodation or assistance provided to a competitor, at its request, by the Award Recipient during the Award Recipient’s tenure with the Company, but only if provided in the good faith and reasonable belief that such action would benefit the Company by promoting good business relations with the competitor and would not harm the Company’s interests in any substantial manner or (B) any other service or assistance that is provided at the request or with the written permission of the Company, (f) disclosing or misusing any confidential information or material concerning the Company, (g) engaging in, promoting, assisting or otherwise participating in a hostile takeover attempt of the Company or any other transaction or proxy contest that could reasonably be expected to result in a Change of Control (as defined in the Plan) not approved by the CenturyLink Board of Directors or (h) making any statement or disclosing any information to any customers, suppliers, lessors, lessees, licensors, licensees, regulators, employees or others with whom the Company engages in business that is defamatory or derogatory with respect to the business, operations, technology, management, or other employees of the Company, or taking any other action that could reasonably be expected to injure the Company in its business relationships with any of the foregoing parties or result in any other detrimental effect on the Company, then the Cash Award and the shares of Restricted Stock granted hereunder shall automatically terminate and be forfeited effective on the date on which the Award Recipient engages in such activity and (i) the entire Cash Award and all shares of Common Stock acquired by the Award Recipient pursuant to this Agreement (or other securities into which such shares have been converted or exchanged) shall be returned to the Company or, if no longer held by the Award Recipient, the Award Recipient shall pay to the Company, without interest, all cash, securities or other assets received by the Award Recipient, whether upon the sale or transfer of such stock or securities or otherwise, and (ii) any unvested portion of the Cash Award and all unvested shares of Restricted Stock shall be forfeited.

5.2           If the Award Recipient owes any amount to the Company under Section 5.1 above, the Award Recipient acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount from any amounts the Company owes the Award Recipient from time to time for any reason (including without limitation amounts owed to the Award Recipient as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay).  Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Award Recipient owes it, the Award Recipient hereby agrees to pay immediately the unpaid balance to the Company.

5.3           The Award Recipient may be released from the Award Recipient’s obligations under Sections 5.1 and 5.2 above only if the Committee determines in its sole discretion that such action is in the best interests of the Company.

6.
STOCK CERTIFICATES

No stock certificates evidencing the Restricted Stock shall be issued by CenturyLink until the lapse of restrictions under the terms hereof.  Instead, ownership of the Restricted Stock shall be evidenced by a book entry with the applicable restrictions reflected.  Upon the lapse of restrictions on shares of Restricted Stock, CenturyLink shall issue the vested shares of Restricted Stock (either through book entry issuances or delivery of a stock certificate) in the name of the Award Recipient or his or her nominee, subject to the other terms and conditions hereof, including those governing any withholdings of shares under Section 7 below.  Upon receipt of any such vested shares, the Award Recipient is free to hold or dispose of such shares, subject to (i) applicable securities laws, (ii) CenturyLink’s insider trading policy, and (iii) CenturyLink’s stock ownership guidelines then in effect.

7.
WITHHOLDING TAXES

7.1           At the time that all or any portion of the Cash Award vests, CenturyLink shall withhold from the amount payable to the Award Recipient the amount of income tax withholding required by law.

7.2           At the time that all or a portion of the Restricted Stock vests, the Award Recipient must deliver to CenturyLink the amount of income tax withholding required by law.  Unless otherwise directed in writing by CenturyLink, the Award Recipient hereby agrees to fully satisfy the tax withholding obligation relating to the vesting of Restricted Stock by requesting CenturyLink to withhold from the shares the Award Recipient otherwise would receive hereunder shares of Common Stock having a value equal to the minimum amount required to be withheld (as determined under the Plan); provided, however, that to prevent the issuance of fractional shares and the under-withholding of taxes, the Award Recipient agrees that the number of shares withheld shall be rounded up to the next whole number of shares.

8.
ADDITIONAL CONDITIONS

Anything in this Agreement to the contrary notwithstanding, if, at any time prior to the vesting of the Restricted Stock in accordance with Section 2 or 3 hereof, CenturyLink further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant hereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to CenturyLink.  CenturyLink agrees to use commercially reasonable efforts to issue all shares of Common Stock issuable hereunder on the terms provided herein.

9.
NO CONTRACT OF EMPLOYMENT INTENDED

Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Award Recipient’s employment relationship with the Company at any time.

10.
BINDING EFFECT

Upon being duly executed and delivered by CenturyLink and the Award Recipient, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and successors.  Without limiting the generality of the foregoing, whenever the term “Award Recipient” is used in any provision of this Agreement under circumstances where the provision appropriately applies to the heirs, executors, administrators or legal representatives to whom this award may be transferred by will or by the laws of descent and distribution, the term “Award Recipient” shall be deemed to include such person or persons.

11.
INCONSISTENT PROVISIONS

The shares of Restricted Stock granted hereby are subject to the terms, conditions, restrictions and other provisions of the Plan as fully as if all such provisions were set forth in their entirety in this Agreement.  If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control, except with regard to this Agreement’s grant of discretionary authority to the Committee under Section 3.2(d).  The Award Recipient acknowledges receipt from CenturyLink of a copy of the Plan and a prospectus summarizing the Plan and further acknowledges that the Award Recipient was advised to review such materials prior to entering into this Agreement.  The Award Recipient waives the right to claim that the provisions of the Plan are not binding upon the Award Recipient and the Award Recipient’s heirs, executors, administrators, legal representatives and successors.

12.
ATTORNEYS’ FEES AND EXPENSES

Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof, including, but not limited to, the institution of any action or proceeding in court to enforce any provision hereof, to enjoin a breach of any provision of this Agreement, to obtain specific performance of any provision of this Agreement, to obtain monetary or liquidated damages for failure to perform any provision of this Agreement, or for a declaration of such parties’ rights or obligations hereunder, or for any other judicial remedy, then the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, attorneys’ fees (including costs of appeal).

13.
GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

14.
SEVERABILITY

If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Award Recipient and CenturyLink intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law.  Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

15.
ENTIRE AGREEMENT; MODIFICATION

The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein.  This Agreement may not, without the Award Recipient’s consent, be amended or modified so as to materially adversely affect the Award Recipient’s rights under this Agreement, except (i) as provided in the Plan, as it may be amended from time to time in the manner provided therein, or (ii) by a written document signed by each of the parties hereto.  Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.

[Signature Blocks Intentionally Omitted]